Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No:  333-166225
June 14, 2010

Customers Bank SM 1015 Penn Avenue Wyomissing, PA 19610

Contacts:
Jay Sidhu, Chairman & CEO 610-935-8693
Richard Ehst, President & COO 610-917-3263
Investor Contact:
Thomas R. Brugger, CFO 484-359-7113

ABA Banking Journal Ranks Customers Bank
Fourth Among Community Banks in the USA

WYOMISSING, PA June 14, 2011 – Customers Bank was ranked fourth in the nation out of 3,077 banks by the ABA Banking Journal’s 19th Annual Bank Performance Rankings.  In an article recently published by the Journal reporting on the Annual Rankings, Customers Bank was cited for “[experiencing] one of the largest year-over-year improvements in earnings performance among non-subchapter-S corporations with total assets of between $100 million and $3 billion.”  According to the Journal, Customers Bank (formerly named New Century Bank) was ranked #3,002 in 2009 and improved to #4 in 2010.

Under the leadership of Jay Sidhu, CEO and Chairman, Customers Bank in 2010 tripled its assets to more than $1.37 billion, increased both deposits and loans; increased its capital position to over $100 million – nearly a 400% increase and exceeded Federal and State guidelines for a well-capitalized bank.

According to Sidhu, the Bank has grown organically and by Federal Deposit Insurance Corp.-assisted acquisitions.

“We have grown because of our vision to deliver memorable service to our customers, seven days a week, combining high touch service with superior technology and always providing good value to our customers,” said Sidhu.

“Our name reflects our passion to place the needs of our customers at the forefront of all that we do.  Our customers experience an entirely new way of banking, which features high touch and high tech customized service, which includes mobile banking that allows customers to bank when, where and how they choose.  This includes a Convenience Checking Account that automatically refunds all ATM surcharges when customers use any of the 400,000 ATMs in the U.S.  Customers are tired of paying nuisance fees – our growth has been supported by customers’ tremendous appreciation of our products that are simple to understand and simple to use.”

“We are focused on serving our targeted markets with a growth strategy that includes strategically placing branches throughout our northeast U.S. market area and continually expanding our portfolio of loans to small businesses and consumers,” said Sidhu.

About Customers Bank
Customers Bank (the “Bank”) is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania.  The Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (FDIC).  With assets of more than $1.6 billion, the Bank provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch locations in Pennsylvania, New York and New Jersey.

The Bank has filed a registration statement on Form S-1 (File no. 333-166225) with the U.S. Securities and Exchange Commission ("SEC") which includes a prospectus for the offer and sale of securities of a potential bank holding company (the “Holding Company”) to shareholders of the Bank in connection with a proposed reorganization of the Bank to a bank holding company structure (the "proposed transaction").  The combined prospectus and proxy statement, together with other documents filed by the Holding Company with the SEC, will contain important information about the Bank, the Holding Company and the proposed transaction.  We urge investors and Bank shareholders to read carefully the combined prospectus and proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC.  Bank shareholders in particular should read the combined prospectus and proxy statement carefully before making a decision concerning the proposed transaction. Investors and shareholders may obtain a free copy of the combined prospectus and proxy statement at the SEC's website at http://www.sec.gov.  Copies of the combined prospectus and proxy statement can also be obtained free of charge by directing a request to New Century Bank, Corporate Secretary, 99 Bridge Street, Phoenixville, PA 19460, or calling (484) 923-2164.

The Bank, the Holding Company and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders in connection with the proposed transaction.  Information concerning the interests of directors and executive officers is set forth in the combined prospectus and proxy statement relating to the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended.

“Safe Harbor” Statement

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by the Bank, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to the Bank’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,”  “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond the Bank’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Bank’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  The Bank cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on the Bank and any such forward-looking statement.  The Bank does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of the Bank.